Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 23rd day of September, 2020 between Rubius Therapeutics, Inc., a Delaware corporation (the “Company”), and Jose Carmona (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company beginning on October 1, 2020 (the “Effective Date”) on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Employment.

(a)           Term. The term of this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions hereof (the “Term”).

(b)           Position and Duties. During the Term, the Executive shall serve as the Chief Financial Officer of the Company, and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company as may from time to time be prescribed by the Chief Executive Officer of the Company (the “CEO”), provided that such duties are consistent with the Executive’s position or other positions that the Executive may hold from time to time. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, except as previously agreed to with the Board of Directors of the Company (the “Board”), the Executive may not serve on other boards of directors or engage in outside business activities without the prior written consent of the Board, but the Executive may engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with the Executive’s performance of the Executive’s duties to the Company. To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

2.	Compensation and Related Matters.

(a)           Base Salary. The Executive’s initial base salary shall be paid at a rate of $450,000 per year. The Executive’s base salary shall be reviewed annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers.

(b)           Cash Incentive Compensation. During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s initial target annual cash incentive compensation shall be 40 percent of the Executive’s Base Salary beginning in the fiscal year 2021. Except as otherwise provided herein, to earn cash incentive compensation, the Executive must be employed by the Company on the day such cash incentive compensation is paid.

(c)           Signing Bonus. In connection with the Executive’s commencement of employment, the Company will pay the Executive a signing bonus of $200,000 (the “Signing Bonus”), 100 percent of which will be paid concurrently with the annual bonus payouts for fiscal year 2020 to the current employees of the Company (the “Payment Date”). The Signing Bonus will be subject to tax-related deductions and withholdings. If the Executive resigns the Executive’s employment for any reason or the Executive’s employment is terminated by the Company for Cause (as defined below) before the first anniversary of the Payment Date, the Executive will be obligated to repay the Company 100 percent of the Signing Bonus within ten days following the Date of Termination. There will be no obligation for repayment of any portion of the Signing Bonus after the first anniversary of the Payment Date.

(d)           Equity Compensation. In connection with the Executive’s commencement of employment, Company management will recommend to the Board or the Compensation Committee that the Executive receive a stock option to purchase 400,000 shares of the Company’s common stock under the Company’s 2018 Stock Option and Incentive Plan at a per share exercise price determined on the grant date in accordance with the Company’s equity grant policies, with 25 percent of the shares underlying the option vesting on the first anniversary of the Effective Date and the remainder of the shares underlying the option vesting thereafter in 12 equal quarterly installments until the fourth anniversary of the Effective Date, subject to the Executive’s continued employment with the Company through each such vesting date.

(e)           Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable and documented expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(f)            Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.

(g)           Vacations. During the Term, the Executive shall be entitled to accrue up to 20 paid vacation days each year, which shall be accrued in accordance with the Company’s policies and procedures. The Executive shall also be entitled to all paid holidays given by the Company to its executive officers.

3.           Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)           Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

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(b)           Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)           Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s material breach of the terms of this Agreement or the Restricted Covenants Agreement (as defined below); (ii) the Executive’s material dishonesty, willful misconduct, gross negligence, or reckless conduct; (iii) the Executive’s commission of an act of fraud, theft, misappropriation or embezzlement; (iv) the Executive’s commission of, or pleading nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (v) the Executive’s material violation of a Company policy or willful refusal to perform the Executive’s duties to the Company that were assigned to the Executive by the CEO, following written notice of such violation or refusal by the Company and a period of 30 days to cure the same.

(d)           Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e)           Termination by the Executive. The Executive may terminate the Executive’s employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean termination of the Executive’s employment with the Company (or any of its subsidiaries) in accordance with the next sentence after the occurrence of one or more of the following events without the Executive’s prior written consent: (i) a material reduction in the Executive’s authority, duties, or responsibilities; (ii) a material reduction in the Executive’s Base Salary and/or target annual cash incentive compensation opportunity as in effect immediately prior to such reduction, except for across-the-board reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (iii) any material breach by the Company or a subsidiary of the Company of any material provision of this Agreement. In order for termination of the Executive’s employment to be for Good Reason, (w) the Executive must provide the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 60 days of the initial existence of the grounds for “Good Reason,” (x) the Executive must cooperate in good faith with the Company’s efforts, for a cure period of 30 days following the date of written notice (the “Cure Period”), to remedy the grounds for “Good Reason,” (y) such grounds must not have been cured during the Cure Period, and (z) the Executive must terminate the Executive’s employment within 60 days following the Cure Period. If the Company cures the grounds for “Good Reason” during the Cure Period, “Good Reason” shall be deemed not to have occurred.

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(f)           Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)          Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b), by the Company for Cause under Section 3(c) or by the Company without Cause under Section 3(d), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given, and (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4.	Compensation Upon Termination.

(a)          Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(d) of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

(b)          Termination by the Company Without Cause or by the Executive for Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive the Accrued Benefit. In addition, subject to the Executive signing a separation agreement in substantially the form attached hereto as Exhibit A (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release but in no event more than 60 days after the Date of Termination:

(i)             the Company shall pay the Executive an amount equal to nine months of the Executive’s Base Salary (the “Severance Amount”); provided in the event the Executive is entitled to any payments pursuant to the Restrictive Covenants Agreement (as defined below), the Severance Amount received in any calendar year will be reduced by the amount the Executive is paid in the same such calendar year pursuant to the Restrictive Covenants Agreement (the “Restrictive Covenants Agreement Setoff”); and

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(ii)            if the Executive properly elects to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), nine months of COBRA premiums for the Executive and the Executive’s eligible dependents at the Company’s normal rate of contribution for employees for the Executive’s coverage at the level in effect immediately prior to the Date of Termination; provided, however, if the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), provided that the Executive is enrolled in the Company’s health care programs immediately prior to the Date of Termination, the Company will in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the portion of the COBRA premiums for the Executive and the Executive’s eligible dependents to continue the Executive’s group health coverage in effect on the Date of Termination at the Company’s normal rate of contribution for employee coverage at the level in effect immediately prior to the Date of Termination for a period of nine months. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA; and

(iii)           the amounts payable under Section 4(b)(i) and (ii), to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine months commencing on the first payroll date following the effective date of the Separation Agreement and Release and, in any case, within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid no earlier than the first Company payroll date in the second calendar year and, in any case, by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

5.             Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to the Executive’s assigned duties and the Executive’s objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control.

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(a)          Change in Control. During the Term, if within 12 months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates the Executive’s employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release but in no event more than 60 days after the Date of Termination:

(i)             the Company shall pay the Executive a lump sum in cash in an amount equal to one times the sum of (A) the Executive’s then current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s target annual incentive compensation for the then- current year (the “Change in Control Payment”), provided the Change in Control Payment shall be reduced by the amount of the Restrictive Covenants Agreement Setoff, if applicable, paid or to be paid in the same calendar year; and

(ii)            except as otherwise expressly provided in any applicable option agreement or other stock-based award agreement, effective as of the later of (i) the Date of Termination, or (ii) the effective date of the Separation Agreement and Release (the “Accelerated Vesting Date”), all stock options and other stock-based awards held by the Executive that are subject to time-based vesting (the “Time-Based Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable. Notwithstanding anything to the contrary in the applicable plans and/or award agreements governing the Time-Based Equity Awards any termination or forfeiture of unvested shares underlying the Time-Based Equity Awards that could vest pursuant to this Section 5(a)(ii) and otherwise would have occurred on or prior to the Accelerated Vesting Date will be delayed until the Accelerated Vesting Date and will occur only to the extent the Time- Based Equity Awards do not vest pursuant to this Section 5(a)(ii). Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date; and

(iii)           if the Executive properly elects to receive benefits under COBRA, 12 months of COBRA premiums for the Executive and the Executive’s eligible dependents at the Company’s normal rate of contribution for employees for the Executive’s coverage at the level in effect immediately prior to the Date of Termination; provided, however, if the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), provided that the Executive is enrolled in the Company’s health care programs immediately prior to the Date of Termination, the Company will in lieu thereof provide to the Executive a taxable monthly payment in an amount equal to the portion of the COBRA premiums for the Executive and the Executive’s eligible dependents to continue the Executive’s group health coverage in effect on the Date of Termination at the Company’s normal rate of contribution for employee coverage at the level in effect immediately prior to the Date of Termination for a period of 12 months. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA; and

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(iv)           The amounts payable under Sections 5(a)(i) and (iii), to the extent taxable, shall be paid or commence to be paid on the first payroll date following the effective date of the Separation Agreement and Release and, in any case, within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence no earlier than the first Company payroll date in the second calendar year and, in any case, by the last day of such 60-day period.

(b)	Additional Limitation.

(i)             Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be

$1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity- based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A- 24(b) or (c).

(ii)            For purposes of this Section 5(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

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(iii)           The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)          Definitions. For purposes of this Section 5, “Change in Control” shall mean a Sale Event as defined in the Company’s 2018 Stock Option and Incentive Plan.

6.	Section 409A.

(a)          Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)          All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)          To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

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(d)          The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement or the Restrictive Covenants Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)          The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.	Confidential Information, Noncompetition and Cooperation.

(a)          Restrictive Covenants Agreement. The Executive acknowledges that the Executive previously received a copy of the Employee Confidentiality, Assignment and Noncompetition Agreement attached hereto as Exhibit B (the “Restrictive Covenants Agreement”) and, as a condition of the commencement of the Executive’s employment, the Executive shall enter into the Restrictive Covenants Agreement.

(b)          Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(b).

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(c)          Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in the Restrictive Covenants Agreement or this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company. In addition, in the event the Executive breaches the Restrictive Covenants Agreement or this Section 7 during a period when the Executive is receiving severance payments pursuant to Section 4 or Section 5, the Company shall have the right to suspend or terminate such severance payments. Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach and shall not relieve the Executive of the Executive’s duties under this Agreement.

(d)          Protected Disclosures and Other Protected Action. Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti- retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Restrictive Covenants Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.            Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

9.            Integration. This Agreement, together with the exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

10.          Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

11.          Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

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12.          Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.          Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

14.          Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.          Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

16.          Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

17.          Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof.

18.          Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

19.          Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

20.          Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

Rubius Therapeutics, Inc.

/s/ Pablo Cagnoni
By:	Pablo Cagnoni, M.D.
Its:	Chief Executive Officer

EXECUTIVE

/s/ Jose Carmona
Jose Carmona

Exhibit A

Separation Agreement and Release

THIS SEPARATION AGREEMENT AND RELEASE is entered into between Jose Carmona (the “Executive”) as a condition to receiving the severance benefits (“Severance Benefits”) to be provided to the Executive by Rubius Therapeutics, Inc. (the “Company”) pursuant to the Employment Agreement, dated _____________, 2020, between the Executive and the Company (the “Employment Agreement”), which is incorporated herein by reference. Terms with initial capitalization that are not otherwise defined in this Separation Agreement and Release have the meanings set forth in the Employment Agreement.

The Executive’s Date of Termination shall be [DATE]. Subject to the terms of the Employment Agreement, the Executive is eligible to receive the severance benefits set forth in Section 4 or Section 5, as applicable, of the Employment Agreement (the “Severance Benefits”) upon the terms and conditions of this Separation Agreement and Release.

1.    Separation Agreement and Release. The Executive, on his or her own behalf and on behalf of his or her heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges, the Company and each of its affiliates, parents, successors, predecessors, and subsidiaries including, but not limited to, the employee benefit plans of each and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each in their official and personal capacities (all of the foregoing, together with the Company, the “Released Parties”) from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of his or her signing of the Separation Agreement and Release. This release includes, but is not limited to, any claim or entitlement to salary, bonuses, any other payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions), and any claim arising under any common law principle or public policy, including but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium and any other claim of any nature whatsoever, both in law and equity, whether personal or economic, known or unknown, arising at any and all times up to this date against any of the Released Parties. Nothing contained in this release shall affect the parties’ respective rights or ability to enforce (i) their respective rights under this Separation Agreement and Release, (ii) Company’s obligation to defend and indemnify the Executive under the terms of any separate indemnification agreement, the Company’s certificate of incorporation and by-laws, Delaware law and any applicable directors and officers liability insurance policy or (iii) any causes of action or claims that cannot be released as a matter of law provided further, this release shall not affect Executive’s rights with respect to vested options and/or equity issued to the Executive by the Company, including such options or equity issued pursuant to Time-Based Equity Awards.

2.    Acknowledgements. The Executive is signing this Separation Agreement and Release knowingly and voluntarily. He or she acknowledges that:

(a)	He or she has read and understands the legal and binding effect of this document and that he or she is hereby advised in writing to consult an attorney before signing this Separation Agreement and Release;

(b)	He or she has relied solely on his or her own judgment and/or that of his or her attorney regarding the consideration for and the terms of this Separation Agreement and Release and is signing this Separation Agreement and Release knowingly and voluntarily of his or her own free will;

(c)	He or she is not entitled to the Severance Benefits unless he or she agrees to and complies fully with the terms of this Separation Agreement and Release;

(d)	He or she has been given at least [ __days] to consider this Separation Agreement and Release, and if he or she chose to sign this Separation Agreement and Release in fewer than [ __days] from receipt, that decision was entirely knowing and voluntary;

(e)	To accept this Separation Agreement and Release, he or she must deliver a signed Separation Agreement and Release to the [Insert Address] within [ days] of the Executive’s receipt of this Separation Agreement and Release. The signed Separation Agreement and Release should be delivered to:

[Insert Address]

The Executive further understands that he or she may revoke this Separation Agreement and Release within seven (7) business days after signing by written notice within such period to the [Insert Address] at the street address or the email address above. The Executive further understands that this Separation Agreement and Release is not effective or enforceable until after the seven (7) business day period of revocation has expired without revocation (the “Effective Date”), and that if he or she revokes this Separation Agreement and Release within the seven (7) business day revocation period, he or she will not receive the Severance Benefits;

(f)	He or she has read and understands the Separation Agreement and Release and further understands that it includes a general release of any all known and unknown, foreseen and unforeseen claims presently asserted or otherwise arising through the date of his or her signing of this Separation Agreement and Release that he or she may have against any of the Released Parties; and,

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(g)	No statements made or conduct by any of the Released Parties has in any way coerced or unduly influenced him or her to execute this Separation Agreement and Release.

(h)	Other than as set forth in Section 4 or Section 5 of the Employment Agreement, all stock options and other stock-based awards held by the Executive shall be governed by the applicable equity incentive plan and award agreements (collectively, the “Equity Documents”).

3.    No Admission of Liability. This Separation Agreement and Release does not constitute an admission of liability or wrongdoing on the part of the any Released Party.

4.    Protected Disclosures. Nothing contained in this Separation Agreement and Release limits the Executive’s ability to disclose information to the extent necessary to file for unemployment assistance with an applicable state agency, or to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Separation Agreement and Release limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company, nor does anything contained in this Separation Agreement and Release apply to truthful testimony in litigation. If the Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on the Executive’s behalf, or if any other third party pursues any claim on the Executive’s behalf, Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Separation Agreement and Release limits any right the Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Separation Agreement and Release for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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5.    Noncompetition. In order to protect the Company’s Proprietary Information (as defined in the Restrictive Covenants Agreement) and goodwill, during the period of one (1) year following the Date of Termination (the “Restricted Period”), the Executive shall not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co- venturer or otherwise, anywhere in the world, engage or otherwise participate in any business that develops, manufactures, or markets any products, or performs any services, that are competitive with the products or services of the Company, or products or services that the Company or its affiliates, has under development or that are the subject of active planning at any time during the Executive’s employment. For purposes of this Section 5, the definition of “Company” shall include the Company’s subsidiaries and other affiliates and its and their successors and assigns. The Executive understands and agrees that the restrictions contained in this Section 5 are necessary for the protection of the business and goodwill of the Company and he or she considers them to be reasonable for such purpose. Any breach of this Section 5 is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond. The Executive further acknowledges that a court may render an award extending the Restricted Period as one of the remedies in the event of the Executive’s violation of this Section 5. If the Executive violates this Section 5, in addition to all other remedies available to the Company at law, in equity, and under contract, the Executive agrees that he or she is obligated to pay all the Company’s costs of enforcement of this Section 5, including reasonable attorneys’ fees and expenses. If any part of this Section 5 is for any reason held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

6.    Continuing Obligations. As a condition of receiving the Severance Benefits, the Executive acknowledges and reaffirms his or her continuing obligations to the Company pursuant to the Restrictive Covenants Agreement; provided that to the extent the Company has not already waived Section 8(b) in the Restrictive Covenants Agreement, the Company’s signature on this Separation Agreement and Release shall constitute a waiver of Section 8(b) of the Restrictive Covenants Agreement, effective as of the Effective Date. For the avoidance of doubt, the Executive agrees that in no event will the Executive be entitled to both garden leave pay under the Restrictive Covenants Agreement and Severance Benefits pursuant to this Separation Agreement and Release. In addition, the Executive acknowledges and reaffirms any other agreement that the Executive has entered into with any of the Released Parties relating to confidentiality, assignment of inventions, noncompetition and/or nonsolicitation, the terms of which are incorporated by reference herein. All of the obligations referenced or contained in Sections 5 and 6 of this Separation Agreement and Release are collectively referred to as the “Continuing Obligations.”

7.    Unemployment Benefits. The Company will not oppose the Executive’s claim for unemployment insurance benefits.

8.    Termination of Payments in the Event of Breach. If the Executive breaches any of his or her obligations under this Separation Agreement and Release, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payments to the Executive or for the Executive’s benefit under this Separation Agreement and Release. Any such actions in the event of the Executive’s breach will not affect his or her continuing obligations under this Separation Agreement and Release.

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9.    Entire Agreement. This Separation Agreement and Release constitutes the entire agreement between the Company and the Executive and supersedes any previous agreements or understandings between the Company and the Executive regarding the subject matter hereof, except the Equity Documents, the Continuing Obligations, and any other obligations specifically preserved in this Separation Agreement and Release. In signing this Separation Agreement and Release, the Executive is not relying on any agreements or representations, except those expressly contained in this Separation Agreement and Release.

10.    Severability. If any provision of this Separation Agreement and Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful, or unenforceable under any applicable statute or controlling law, the remainder of this Separation Agreement and Release shall continue in full force and effect.

11.    Waiver; Amendment. No waiver of any provision of this Separation Agreement and Release shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Separation Agreement and Release, or the waiver by a party of any breach of this Separation Agreement and Release, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Separation Agreement and Release may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer of the Company.

12.    Governing Law. This Separation Agreement and Release shall be governed by the laws of the Commonwealth of Massachusetts excluding the choice of law rules thereof.

13.    Headings. Section and subsection headings contained in this Separation Agreement and Release are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Separation Agreement and Release for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

14.    Counterparts. This Separation Agreement and Release may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.

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IN WITNESS WHEREOF, the parties have duly executed this Separation Agreement and Release effective on the Effective Date.

RUBIUS THERAPEUTICS, INC.

By:
Name:	Date
Title:

EXECUTIVE:

Jose Carmona	Date

Exhibit B

Restrictive Covenants Agreement